CONSENT TO ASSIGNMENT

The undersigned hereby consents to the assignment of the following license agreements (collectively, the “Agreements”): (i) the License Agreement dated June 29, 2006, as amended, by and between The Bank of New York Mellon (as successor to The Bank of New York) and Invesco Capital Management LLC (as successor to Claymore Advisors LLC); (ii) the License Agreement dated June 6, 2008, as amended, by and between The Bank of New York Mellon (as successor to Claymore Advisors LLC) and (iii) the License Agreement dated November 8, 2002, as amended, by and between The Bank of New York Mellon (as successor to The Bank of New York) and Invesco Capital Management LLC (as successor to Nasdaq Global Funds, Inc.), to S&P Opco LLC. This assignment is subject to certain conditions and shall be effective upon the closing of the transactions contemplated by that certain Asset Purchase/Liabilities Assumption Agreement, dated December 14, 2018, between The Bank of New York Mellon and S&P Opco LLC, which is expected to occur on or about February 25, 2019.

Invesco Capital Management, LLC

By:	/s/ Anna Paglia
Name: Anna Paglia
Title: Head of Legal

January 10, 2019
Date